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                                                                    Exhibit 10.3

                         [coolsavings.com letterhead]



                                April __, 2001

Gentlemen:

     The purpose of this letter is to confirm the terms of your recent investment in coolsavings.com inc. (the "Company"). Each of you recently purchased $0 of the Company's 8% Senior Subordinated Convertible Notes due
March 1, 2006 (the "Notes") with accompanying warrants. As you know, the Company has been in discussions with various parties who may make an investment in the Company. If any such investment is made (or the Company has irrevocable commitments for funding any such investment) prior to August 31, 2001 (the "Triggering Investment"), the Company agreed as part of your original investment to permit you to convert your investment in the Notes (principal and accrued but unpaid interest) and any other funds you invest in the Company prior to the Triggering Investment into the security issued to the new investors on the terms and subject to the conditions applicable to the new investors. The conversion of your investment is at your option and includes cancellation of the Note and the warrants. The conversion would occur at the closing of the Triggering Investment. You also have the opportunity to invest side-by-side with the new investors whether or not you elect to convert your prior investment.

     If you were to decide to convert, you would need to give us reasonable notice of your decision and deliver to us the original Note and warrant for cancellation. You would be required to sign and be bound by all of the agreements signed by the new investors.

     We appreciate your continued interest in and support of the Company. Please do not hesitate to call me if you have any questions.

                                         Very truly yours,



                                         Steven M. Golden
                                         Chief Executive Officer


cc:   Robert Gorman
      Peter Sugar